Exhibit 99.2

Saga Communications, Inc. Announces that Chris Forgy is Appointed Senior Vice President/Operations

GROSSE POINTE FARMS, Mich., May 24, 2018 /PRNewswire/ -- Saga Communications, Inc. (NYSE American: SGA) today reported that Chris Forgy is being promoted to the new position of Senior Vice President/Operations. Mr. Forgy joined the Company in 1995 and served as Director of Sales for the Company's radio stations in Columbus, OH until 2006. He left the Company from 2006 to 2011 to serve as General Manager of radio clusters for other broadcast companies. Mr. Forgy rejoined the Company as President and General Manager of our Columbus market where he has served until being promoted to his new position.

Edward K. Christian, President and Chief Executive Officer of Saga Communications, Inc. said, "Chris is a world class broadcaster whose contributions to Saga will be very important and strategic as he joins us in the corporate office."

Chris Forgy said, "I have always dreamed of having this opportunity and am looking forward to working directly with Ed as well as with Saga's great team of broadcasters who I have had the honor to work with and alongside of for the past 20 years."

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 26 markets, including 75 FM radio stations, 33 AM radio stations and 75 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance," "intent" and similar expressions are intended to identify forward-looking statements.  Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.